Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-18385, 33-60071, 333-71797, 333-96173, 333-67512, 333-83776) and Form S-8 (Nos. 33-35760, 33-57615, 33-64383, 33-63715, 33-63717, 33-59002, 33-33245, 33-33244, 333-17987, 333-41427, 333-71839, 333-91345, 333-67510, 333-67442, 333-68958, 33-41487, 333-107692) of Sara Lee Corporation of our report dated July 30, 2003 relating to the financial statements, which appears in the Annual Report to Stockolders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated July 30, 2003 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 19, 2003